NORTHERN EMPIRE BANCSHARES
                       801 Fourth Street
                   Santa Rosa, California  95404
                       (707) 579-2265


           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
           ----------------------------------------

                    To Be Held on May 19, 1998


To the Shareholders of Northern Empire Bancshares:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Northern Empire Bancshares will be held at Sonoma National Bank, 801 Fourth Street, Santa Rosa, California, on May 19, 1998, at 5:00 P.M. for the following purposes:

1.   Electing directors to serve for the ensuing year.

2.   To adopt the Company's 1997 Stock Option Plan.

3. Transacting such other business as may properly come before the meeting or any adjournment thereof.

The close of business on April 1, 1998, is the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

Nominees for director are named in the enclosed proxy statement.

Whether or not you plan to attend the meeting, you may vote by completing, signing, and returning the enclosed proxy card promptly. You may revoke your proxy at any time prior to the time it is voted.

By Order of the Board of Directors



James B. Keegan, Jr.
President
April 15, 1998
(Approximate mailing date of proxy materials)


                  Place and Time of Annual Meeting
                  --------------------------------
                      Sonoma National Bank
                        801 Fourth Street
                  Santa Rosa, California 95404
                    May 19, 1998, 5:00 P.M.



                             PROXY STATEMENT
                        NORTHERN EMPIRE BANCSHARES
                        --------------------------
                      Annual Meeting of Shareholders
                               May 19, 1998

                               INTRODUCTION

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Northern Empire Bancshares ("Corporation"), a California corporation, for use at the Annual Meeting of Shareholders to be held on May 19, 1998, at 5:00 p.m., at Sonoma National Bank, 801 Fourth Street, Santa Rosa, California, and any adjournment thereof. These proxy materials were mailed to shareholders on or about April 15, 1998.


                          PURPOSE OF THE MEETING

The meeting is to be held for the purposes of:

1. Electing seven (7) directors (the entire Board of Directors) to serve until the next annual meeting of shareholders and until their successors are elected and have qualified.

2. To adopt the Company's 1997 Stock Option Plan.

3. Acting upon such other business as may properly come before the meeting or any adjournments thereof.


                   GENERAL PROXY STATEMENT INFORMATION

Revocability of Proxies
-----------------------
Any shareholder giving the enclosed proxy has the right to revoke it at any time before it is exercised by filing with the Corporation's
Secretary, Robert V. Pauley, a written notice of revocation or by presenting at the meeting a duly executed proxy bearing a later date. A shareholder may also revoke the proxy by attending the meeting and electing to vote in person, before any vote is taken.

Solicitation of Proxies
-----------------------
This proxy solicitation is made by the Board of Directors of the Corporation, and the cost of the solicitation is being borne by the Corporation. Solicitation is being made by this Proxy Statement and may also be made by employees of the Corporation who may communicate with shareholders or their representatives in person, by telephone or by additional mailings in connection with proxies. While there are no present plans to do so, the Corporation may utilize the services of non-employees in connection with the solicitation of proxies if management determines that this is appropriate.

Outstanding Securities and Voting Rights
----------------------------------------

As of February 28, 1998, the Corporation has one class of equity securities issued and outstanding, consisting of 1,567,765 shares of common stock, no par value. Such shares are held by approximately 318 shareholders of record. All of the shares are voting shares and entitled to vote at the annual meeting.

Only those shareholders of record of the Corporation's common stock as of the record date, April 1, 1998, will be entitled to notice of and to vote in person or by proxy at the meeting or any adjournment thereof, unless a new record date is set for an adjourned meeting.

            The Date of This Proxy Statement is April 15, 1998
            --------------------------------------------------

On April 3, 1998, the Board of Directors of the Corporation declared a 5% stock dividend, which will be payable to shareholders of record of the Corporation as of May 1, 1998. The dividend is payable on May 15, 1998. Since the record date for the determination of the shares entitled to vote at this meeting is before the record date for the stock dividend, the shares issued as a result of the 5% stock dividend cannot be voted at the meeting. None of the share amounts in this proxy statement have been adjusted for the 5% stock dividend.

Each share of common stock is entitled to one vote at the annual meeting, except with respect to the election of the directors. In elections for directors, California law provides that a shareholder, or the shareholder's proxy, may cumulate votes, that is, each shareholder has a number of votes equal to the number of shares owned by the shareholder, multiplied by the number of directors to be elected, and he or she may cumulate such votes for a single candidate, or distribute such votes among as many candidates as he or she deems appropriate. However, a shareholder may cumulate votes only for a candidate or candidates whose names have been properly placed in nomination prior to the voting, and only if the shareholder has given notice at the meeting, prior to the voting, of the intention to cumulate votes. See "Nomination of Directors", herein. If any one shareholder has given such notice, all shareholders may cumulate their votes for the nomination. The proxy holders are given, under the terms of the proxy, discretionary authority to cumulate votes represented by shares for which they are named proxy.

If a shareholder withholds authority to vote for directors on the enclosed proxy, or attends the meeting, elects to vote in person, but abstains from voting in the election of directors, that shareholder's shares will not be counted in determining the candidates receiving the highest number of votes. For shares held in street name, if the record holder is a brokerage firm and the beneficial owner does not inform the record holder how to vote the shares, the record holder will sign and return a proxy with respect to the shares and vote in favor of management of the Corporation with respect to routine matters.
For shares held in street name where the record holder is a bank, the record holder will not return a proxy if the beneficial owner does not inform the record holder how to vote the shares.

In the election of directors, the seven (7) candidates receiving the highest number of votes will be elected.

If the enclosed proxy is completed in the appropriate spaces, signed, dated and returned, the proxy will be voted as specified in the proxy. If no specification is made, it will be voted FOR the election of directors nominated by the Board, FOR the adoption of 1997 Stock Option Plan and for such other matters as may come before the meeting at the discretion of the proxy holders.

Management of the Corporation is not aware of any other matters to come before the meeting and recommends that the shareholders vote FOR the election of the directors nominated by the Board and FOR the 1997 Stock Option Plan.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------
Other than as set forth below, the Corporation knows of no person who is the beneficial owner of more than 5.0% of the Corporation's outstanding shares as of February 28, 1998.

The following sets forth the numbers of shares of common stock beneficially owned by each director of the Corporation and the Bank and by the directors and officers (including vice presidents and above) of the Corporation and the Bank as a group, as of February 28, 1998. The numbers of shares beneficially owned include the numbers of shares which each person has the right to acquire upon exercise of stock options granted pursuant to the Corporation's Stock Option Plan. The percentages of shares owned beneficially are calculated, pursuant to SEC Rule 13d-3(d) (1), based on the number of shares presently outstanding plus the number of shares which the person or group has the right to acquire. The number of shares have not been adjusted for the stock dividend declared on April 3, 1998.

                                                                                 Shares
Name                                       Address                             Beneficially Owned     Pct
---------------------------------------------------------------------------------------------------------
Clement C. Carinalli              520 Mendocino Ave., Santa Rosa, CA 95401        63,469 (1)          3.9%

Patrick R. Gallaher               6637 Oakmont Dr., Santa Rosa, CA 95409          44,301              2.7

William P. Gallaher               9066 Brooks Rd. South, Windsor, CA 95492        37,389 (2)          2.3

William E. Geary                  37 Old Courthouse Sq., Santa Rosa, CA 95404     71,550 (3)          4.4

Dennis R. Hunter                  2455 Bennett Valley Rd., Santa Rosa, CA 95404  140,623 (4)          8.6

James B. Keegan, Jr.              1355 North Dutton Ave., Santa Rosa, CA 95404    48,831 (5)          3.0

Deborah A. Meekins                801 Fourth Street, Santa Rosa, CA 95404         22,564 (6)          1.4

Robert V. Pauley                  120 "D" Street, Santa Rosa, CA 95404           100,797 (7)          6.1

All other officers as a group
                  (13 people)                                                     18,182 (8)          1.1
---------------------------------------------------------------------------------------------------------
Directors and Officers as a
         group (21 persons)                                                      547,706             33.5%
=========================================================================================================

(1) Including 20,271 shares which Mr. Carinalli has the right to purchase upon exercise of outstanding options and 3,160 shares held by members of his immediate family residing at his home.

(2) Including 7,291 shares which Mr. W. Gallaher has the right to purchase upon exercise of outstanding options and 18,300 shares held in Mr. W. Gallaher's IRA.

(3) Including 9,724 shares which Mr. Geary has the right to purchase upon exercise of outstanding options, 7,324 shares held for the employee pension and profit sharing plan of Geary Shea & O'Donnell, 8,195 shares held by Mrs. Geary and 3,949 shares held in a trust account for which Mr. Geary serves as trustee but does not have a beneficial interest.

(4) Including 39,147 shares held in the name of Kathrine Hunter, as to which Mr. Hunter has voting rights, and 95,521 shares held in trust accounts for which Mr. Hunter serves as trustee but does not have a beneficial interest.

(5) Including 3,199 shares which Mr. Keegan has the right to purchase upon exercise of outstanding options, 34,008 shares held by Keegan & Coppin Company, Inc., 3,591 shares held by the Keegan & Coppin Profit Sharing Plan and 5,241 held in trust accounts for which Mr. Keegan is trustee or held in accounts for the benefit of his minor children.

(6) Including 11,757 shares which Ms. Meekins has the right to purchase upon exercise of outstanding options.

(7) Including 9,724 shares which Mr. Pauley has the right to purchase upon exercise of outstanding options and 8,473 shares held by Mrs. Pauley.

(8) Including 5,081 shares which officers have the right to purchase upon exercise of outstanding options.


As of February 28, 1998, Mr. James Ratto and Mrs. Deana Ratto, P.O. Box 768, Novato, CA 94948, owned 77,191 shares or 4.9% of the total shares outstanding and held 24,917 shares in trust accounts for which either Mr. Ratto or Mrs. Ratto serve as the trustee. The total number of shares equaled 102,108 or 6.5% of the total shares outstanding.

                          ELECTION OF DIRECTORS
Nominees to the Board of Directors

Each of the directors is to be elected to serve for the ensuing year and until his successor is elected and has qualified. The nominees for director as proposed by the Board are as follows:

Name and Positions with the                                          Principal Occupation
Corporation and the Bank                            Age             During the Past 5 Years
---------------------------                         ---          --------------------------
Clement C. Carinalli
Director of the Corporation and the Bank             52         Retired CPA, local businessman, rancher
                                                                and real estate investor.


Patrick R. Gallaher,
Chief Accounting Officer of the Corporation and
Director of the Corporation and the Bank             52         Certified Public Accountant and local
                                                                businessman; major shareholder in
                                                                Oakmont Developers, a Santa Rosa
                                                                development company.


William P. Gallaher,
Director of the Corporation and the Bank             47         Real Estate developer and investor;
                                                                President of Oakmont Developers;
                                                                President of Gallaher Construction Company.


William E. Geary,
Director of the Corporation and the Bank             69         Senior Partner in Geary, Shea & O'Donnell,
                                                                a  Santa Rosa law firm.


Dennis R. Hunter,
Chairman of the Board of the Corporation and
Vice Chairman of the Board of the Bank               55         Real estate investor and developer in Santa
                                                                Rosa; principal in Investment Development
                                                                Fund, a venture capital fund.


James B. Keegan, Jr.,
President & Director of the Corporation and
Chairman of the Board of the Bank                    49         Partner in Keegan & Coppin Company, a Santa
                                                                Rosa real estate brokerage and development
                                                                firm, since 1976.


Robert V. "Buzz" Pauley,
Secretary/Treasurer of the Corporation and
Director of the Bank                                  53        Owner of Pauley Exports, Ltd., an exporter
                                                                of California food and beverage products to
                                                                the Pacific Rim; commercial properties
                                                                manager; trader of futures and options
                                                                contracts in Chicago and other
                                                                international market exchanges.

William E. Geary, Dennis R. Hunter, James B. Keegan, Jr. and Robert V. Pauley have served as a director of the Corporation since its initial organization in 1982. Patrick R. Gallaher has been a director of the Corporation since May 1992. William P. Gallaher has been a director of the Corporation since June 1994. Clement C. Carinalli had previously served on the Board for 10 years when he was reappointed to the Board in May 1996. William P. Gallaher and Patrick R. Gallaher are brothers.

The enclosed proxy will be voted in favor of the election of the above-named nominees as directors, unless authority to vote for directors is withheld. If any of the nominees should be unable or decline to serve, which is not anticipated, discretionary authority is reserved for the proxy holders to vote for a substitute, to be designated by the present Board of Directors.

In the event that additional persons are nominated as directors, the proxy holders intend to vote all the proxies received by them in such manner in accordance with cumulative voting as will assure the election of as many of the nominees listed above as possible and, in that event, the specific nominees to be voted for will be determined by the proxy holders in their sole discretion.

Nomination of Directors
-----------------------

The Corporation's Bylaws provide that nominations for directors by shareholders may be made, provided that certain informational requirements concerning the identities of the nominating shareholder and the nominee are complied with in advance of the meeting. This provision is intended to provide advance notice to management of any attempt to effect an election contest or a change in control of the Board of Directors. Specifically, the Bylaws provide that nominations for directors, other than those made by or on behalf of existing management, must be made in writing and mailed or delivered to the President of the Corporation, not less than 14 nor more than 50 days prior to any meeting of shareholders called for the election of directors, except that if less than 21 days notice of the meeting is given, such nomination must be mailed or delivered to the President of the Corporation by the close of business on the 7th day following the date on which the notice was mailed. The written nomination must include the following information, to the extent known by the nominating shareholder:

      (a)    the name and address of each proposed nominee;
      (b)    the principal occupation of each proposed nominee;
      (c) the total number of shares of common stock of the Corporation that will be voted for each proposed nominee;
      (d) the name and residence address of the nominating shareholder; and
      (e) the number of shares of common stock of the Corporation owned by the nominating shareholder.

The Bylaws provide that nominations not made in accordance with the above procedure may, in his discretion, be disregarded by the Chairman of the meeting and, upon his instructions, the inspectors of election shall disregard all votes cast for each such nominee.

Committees and Meetings of the Board
------------------------------------

The Board of Directors of the Corporation does not have standing audit, compensation or nominating committees. The functions of the audit and compensation committees are performed by the Audit and Personnel Committees of the Bank, respectively. The Audit Committee of the Bank is composed of Clement C. Carinalli, James B. Keegan, Jr., Patrick
R. Gallaher and Robert V. Pauley. The Audit Committee met two times in 1997 for the purpose of reviewing the scope of and planning for the annual audit and the results of internal operations audits of the Bank, and the Bank's compliance with consumer laws, regulatory agency reports and securities reports.

The Personnel Committee of the Bank is composed of William E. Geary and Robert V. Pauley. The Personnel Committee met once in 1997. The purpose of the committee is for setting compensation levels of senior officers and directors, reviewing and approving bonus plans and payments, reviewing and approving employee benefit plans, and reviewing and approving the Bank's personnel policy.

The Corporation's Board of Directors held a total of three meetings in 1997, including regular and special meetings. The Board of Directors of the Bank held a total of thirteen meetings in 1997, including regular and special meetings. No nominee for director of the Corporation, while serving as a director, attended fewer than 75% of the total number of meetings, of the Boards and of the committees of which he was a member, except for Robert V. Pauley.

Transactions With Directors and Officers
----------------------------------------

The Corporation leased the main premises of the Bank from Clement C. Carinalli, a director of the Corporation and the Bank, and Ann Marie Carinalli. The Corporation subleases the premises to the Bank. During 1996, the building was sold and Mr. and Mrs Carinalli assigned the lease obligation to the new owners. The Corporation's monthly lease payment was $16,596 per month in 1997. The total rental expenses on this lease for the year ended December 31, 1997 was $194,000.

The Corporation leased the Oakmont Branch premises from Oakmont Investments of which Patrick Gallaher, a director of the Corporation and Bank, is a partner. During 1997, Oakmont Investments sold the building and assigned the lease obligation to the new owner. The monthly rental for the Oakmont Branch was $7,122 at December 31, 1997. Total rental expense on this lease for the year ended December 31, 1997 was $76,000.

The Bank has leased new facilities for the loan department and some administrative offices from Mr. James Ratto, a major shareholder of the Corporation. The monthly rent will be $12,875 per month commencing May 1, 1998.

The Bank has had in the ordinary course of business, and expects to have in the future, banking transactions with its directors, officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders. The transactions involving loans have been and will be entered into with such persons in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and on terms not involving more than the normal risk of collectibility or presenting other unfavorable features. At December 31, 1997, loans by the Bank to directors, officers and their associates totaled approximately $7,015,000, constituting 3.4% of total loans, 40.1% of the Bank's shareholder's equity and 39.6% of the consolidated shareholders' equity of the Corporation.

Loans to insiders, such as officers, directors, and certain other persons are subject to the limitations and requirements of the Financial Institutions Regulatory and Interest Rate Control Act of 1978 and regulations thereunder.

Directors of the Bank and Executive Officers of the Bank
--------------------------------------------------------

Information regarding the directors and the executive officers of the Bank is reported in the Corporation's Annual Report on Form 10-KSB. A shareholder may obtain a copy of the Annual Report on Form 10-KSB by writing to Deborah A. Meekins, Northern Empire Bancshares,
801 Fourth Street, Santa Rosa, CA 95404, or calling Ms. Meekins at
(707)579-2265.


                          EXECUTIVE COMPENSATION

The following table sets forth the cash compensation paid to or accrued for the officers of the Bank whose cash compensation exceeded $100,000, for services rendered for the periods indicated. The executive officers of the Corporation, including the President, do not receive compensation for their services as such. The President of the Corporation, James B. Keegan, Jr., serves as the Chairman of the Board of the Bank and receives $1,500 per month from the Bank for his services in that capacity. All other executive officers of the Corporation are considered outside directors of the Bank and, as such, they receive directors fees. See, "Compensation of Directors," below.




             Summary Compensation Table
(dollars in thousands)
                                                                       Long Term
                                              Annual Compensation    Compensation
                                           ----------------------    -------------
                                                                       Options        All Other
Name and Principal Position                Year    Salary   Bonus   (No. of Shares)      (1)
---------------------------                ----    ------   -----    -------------       ---

Deborah A. Meekins,                        1995      $128     $ 69                       $27
President and Chief Executive Officer      1996       133       81                        39
and Director of the Bank                   1997       141      110                        51


David F. Titus, Executive Vice President   1995        91       44                        23
and Senior Loan Officer of the Bank        1996        96       54                        34
                                           1997       100       73                        46

(1) Includes contribution by the Bank for the benefit of the named officer pursuant to the Bank's 401(k) plan and expenses incurred with respect to the Salary Continuation Agreement for the named officer, as described below.

Salary Continuation Agreements
------------------------------

During 1993, the Bank entered into deferred compensation agreements with Deborah A. Meekins, President & Chief Executive Officer, and David F. Titus, Executive Vice President & Senior Loan Officer. Under these agreements, the Bank is obligated to provide for them or their beneficiaries, during a period of 15 years after the employee's death, disability, or retirement, annual benefits ranging from $75,000 to $100,000. Benefits are also provided to the officer if he/she resigns following a change in control or if he/she voluntarily resigns after June 1, 1995. The estimated present value of future benefits to be paid is being accrued over the period from the effective date of the agreements until their expected retirement dates. The accrued expense is included in Other Liabilities in the financial statements. The Bank is the beneficiary of life insurance policies that have been purchased as a method of financing the benefits under the agreements. At December 31, 1997, the cash surrender value of these policies were $876,000, which is included in other assets.

Stock Option Plan
-----------------

Neither the Corporation nor the Bank award restricted stock or have long term incentive plans, other than the Corporation's Stock Option Plan.
No stock options were granted to officers in 1997 or 1996. Stock options granted under the Corporation's prior Stock Option Plan, which expired on February 26, 1994, remain outstanding even though the Plan has terminated. The Corporation's Board of Directors has adopted a new stock option plan which is being brought to the shareholders for approval at the May 19, 1998 shareholders meeting. No options have been granted under the new plan.

                    Aggregated Year-End Option Values
                    ---------------------------------

                                         December 31, 1997
                ------------------------------------------------------------------------
                Number of Unexercised Securities        Value of Unexercised Options (2)
                   Underling Options (No. of             Exercisable/Unexercisable
                        Shares)(1)
                 Exercisable/Unexercisable
                 -------------------------              -------------------------------
Deborah A. Meekins       21,464 / 0                               $313,000 / $0

David F. Titus            1,214 / 0                                 31,000 /  0

(1) Adjusted for stock dividends issued since date of the option grant.
(2) Calculated based on the difference between the fair market value of the stock and the exercise price of the options, as of December 31, 1997.

Directors Fees
--------------

Outside Directors of the Bank (including directors who serve as executive officers of the Corporation) receive director fees as follows:
$1,500 for each monthly board meeting attended, $500 per executive committee meeting attended and $250 per all other committee meetings attended. The Chairman of the Board of the Bank receives a fee of $2,000 per month in addition to the committee fees described above.
The Corporation does not pay director's fees at this time, and does not plan to in the near future.

Directors also were eligible to receive options under the Corporation's Stock Option Plan. See, above "Security Ownership of Certain Beneficial Owners and Management". During 1997, stock options for 4,700 shares were exercised by directors, realizing a value of approximately $72,000. Outside directors held on December 31, 1997 options for 62,905 shares, which options had an estimated value of $1,647,000 based on the difference between the fair market value of the stock as of that date and the exercise price of the options.

During 1994, 1995 and 1996, the Corporation entered into deferred compensation agreements with Patrick R. Gallaher, William P. Gallaher, William Geary, and James B. Keegan, Jr. Under each of these agreements, the Corporation is obligated to provide for the director or his beneficiaries, during a period of between 10 to 15 years after the director's death, disability or retirement, annual benefits ranging from $13,000 to $55,000. The estimated present value of future benefits to be paid is being accrued over the period from the effective date of the agreements until the expected retirement dates. The Corporation is beneficiary of life insurance policies that have been purchased as a method of financing the benefits. At December 31, 1996, the cash surrender value of these policies was $1,021,000, which is included in other assets.

                 APPROVAL OF NORTHERN EMPIRE BANCSHARES
                         1997 STOCK OPTION PLAN

The Company had a Stock Option Plan that expired on February 26, 1994. There are still outstanding under that Plan options to purchase 64,332 shares of stock, which will remain outstanding until they are exercised or expire. However, no new options may be granted under the prior Plan. At the meeting, the shareholders are being asked to approve the adoption of the Northern Empire Bancshares 1997 Stock Option Plan (the "Plan"). The new Plan will permit the Company to continue to utilize this important type of employee and director incentive compensation.

The Board adopted the Plan on December 16 1997 and approved Amendment No. 1 to the Plan on February 18, 1998. The shareholders are being asked to approve the Plan, as amended, at the annual meeting. The following disclosure with respect to the Plan describes the Plan, as amended by the Board in February.

The purpose of the Plan is to provide a means whereby employees and directors of the Company, Sonoma National Bank (the "Bank") and any other corporation that may become a subsidiary of the Company, may be given an opportunity to purchase shares of common stock of the Company. The Plan is intended to advance the interests of the Company and the Bank by enhancing their ability to attract and retain the best available personnel for positions of substantial responsibility and to attract and retain the best available persons to serve as directors at the Company and the Bank, to provide additional incentive to employees and directors, and to promote the success of the Company's business.

Principal Features of the Plan
------------------------------

The Plan provides for the grant of both non-statutory options and options which are intended to qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue Code (the "Code"). The Code provides that no income is recognized from the grant of an incentive stock option or, as long as certain requirements are met, from the exercise of an incentive stock option by the optionee. If the employment requirements are not met, ordinary income will be recognized at the time of exercise. On the sale of stock acquired through the exercise of an option, long-term or short-term capital gain will be recognized, depending upon how long the stock was held. The employer is not allowed a business expense deduction with respect to an incentive stock option unless income is recognized by the optionee.

Generally, the grant of an option which does not qualify as an incentive stock option (a "non-qualified option") does not constitute ordinary income to the optionee, unless the option has a readily ascertainable fair market value. When a non-qualified option is exercised, the optionee recognizes income in an amount equal to the difference between the option price and the value of the stock at the time of exercise.
The employer is allowed a business expense deduction equal to the amount included in the optionee's income in the employer's corresponding tax year.

All employees and directors of the Company and any subsidiary of the Company are eligible to be granted options pursuant to the Plan.

Options may be granted under the Plan from time to time, until the termination date of the Plan. The Plan terminates on December 16, 2007, which is ten (10) years after it is approved by the Board of Directors of the Company.

The Plan also provides that the aggregate fair market value of the shares for which an optionee may first exercise incentive stock options in any calendar year may not exceed $100,000. This limitation on the grant of incentive stock options does not apply to options granted under the Plan which are designated as "non-incentive" or "non-statutory" options.

The Plan will be administered by the Board of Directors of the Company. The Board will have plenary authority in its discretion to make decisions relating to the administration of the Plan and the granting of options. In administering the terms of the Plan as they apply to any participant who is also a director, the vote of such director will not be counted in determining the vote required in connection with the grant of an option to such optionee or in connection with any other determination with respect to an option to such optionee. The Board is permitted under the Plan to delegate the administration of the Plan to a Committee of the Board.

To the extent that options are granted as incentive stock options, the Plan will be administered so as to qualify such options as incentive stock options as defined in Section 422 and other applicable sections of the Code, as now in force or as amended in the future, and the regulations promulgated thereunder.

Number of Shares to be Covered by the Plan
------------------------------------------

The Plan permits the grant of options for up to 600,000 shares, subject to the limitation that the number of shares for which options may at any time be outstanding, plus the total number of shares provided for under any compensation plan under which shares of stock may be issued to participants, shall not exceed 30% of the outstanding stock of the Company. Based on the current number of shares outstanding and the number of shares currently covered by options still outstanding under the prior stock option plan, the number of shares for which the Board may initially grant options under the Plan is 406,957. As the number of outstanding shares increases (due to the exercise of options or other issuances of shares), the number of shares for which options may be outstanding under the Plan will increase. However, at no time may options be granted (including options that are already exercised) for more than 600,000 shares.

The number of shares for which options may be granted is subject to certain adjustment provisions described below. All the shares issued upon the exercise of an option (including shares, if any, withheld for tax withholding requirements) are considered to have been used and may not be made the subject of later options, even if shares of common stock are delivered to the Company as payment for the exercise.

Shares of common stock applicable to the unexercised portions of options which have terminated or expired may again be made subject to options under the Plan if at such time options may still be granted under the Plan. Shares of common stock applicable to expired or terminated options under any other plans, such as the prior plan, may not be made subject to options under the Plan.

Exercise Price and Term of Options
----------------------------------

For incentive stock options, the option price to be paid upon exercise of an option may not be less than the fair market value of the Company's common stock on the date the option is granted. For non-incentive stock options, the option price may not be less than eighty-five percent (85%) of the fair market value of the Company's common stock as determined on the date the option is granted. The fair market value of the common stock may be established by the Board of Directors by use of any reasonable valuation method, taking into consideration prices at which shares have recently traded, the number of shares traded and other relevant factors. On March 31, 1998, the bid price was $31.00 per share.

The Plan permits the Board to reduce the exercise price of outstanding options to the then current fair market value of the common stock, if the fair market value of the common stock covered by the option has
declined since the option was granted.   This permits the Company
to provide a new incentive to its directors and employees, even when the stock price has fallen.

Each option granted under the Plan will expire not more than ten (10) years from the date the option is granted. Each option may be exercised upon such terms and conditions as the Board shall determine, however, if an option is not fully exercisable at the time of grant, if must become fully exercisable within five (5) years from the date it is granted, at a rate of at least 20% per year following the date of grant. Installments will be cumulative. However, the Company will not be required to issue fractional shares.

Notwithstanding the above option price provisions, no option may be granted to any participant who, on the date such option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or its parent or subsidiary corporations, if any, unless the exercise price of such option is equal to at least one hundred and ten percent (110%) of the fair market value of the shares of the Company's common stock on the date such option is granted and the term of such an option (if it is an incentive stock option) may not exceed five (5) years.

Incentive stock options are not assignable or transferable otherwise than by will or the laws of descent and distribution. During the lifetime of an optionee, an incentive stock option is exercisable only by the optionee. However, options that are granted as nonstatutory options are transferable only to immediate family members. Nonstatutory options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any other manner by the optionee or by a family member to whom such option has been transferred, other than by will or by the laws of descent or distribution. A nonstatutory stock option may be exercised, during the lifetime of the holder of the option, only by the optionee or a family member who has received the option by a permitted transfer from the optionee.

Such shares purchased pursuant to the exercise of options must, at the time of exercise, be paid for in full, in cash, common stock already owned by the optionee, a note secured by the common stock received on exercise, or a properly executed exercise notice together with such other documentation and the Company and a broker may require in order for the stock to be immediately sold and the proceeds provided to the Company. If shares of common stock are tendered as payment, such shares shall be valued at their fair market value, as determined by the Company, on the date of the notice given to the Company by the optionee with respect to such exercise.

Termination of Employment or Service as a Director
--------------------------------------------------

Upon termination of an optionee's status as an employee or director, other than (i) due to the disability or death of the optionee, or (ii) a leave of absence approved by the Company, which, in the case of an Incentive Stock Option may not exceed 90 days, the optionee may exercise his or her option, but only within such period of time as is specified in the Notice of Grant, and only to the extent that the optionee was entitled to exercise it at the date of termination (and in no event later than the expiration of the term of such option as set forth in the notice of grant). The time for exercise after termination of employment shall be at least 30 days from the date of termination. In the case of an Incentive Stock Option, such period of time shall not exceed 90 days from the date of termination. In the absence of a specified time in the notice of grant, the Option shall remain exercisable for 90 days following the Optionee's termination of employment or service as a director.

If the termination of employment or service as a director occurs as a result of the death or disability of the optionee, the optionee may exercise the option for the period of time specified in the Notice of Grant, which period of time may not exceed the later of 12 months following such death, termination of employment or service as a director or the expiration of the term of such option as set forth in the option agreement, provided, however that in no event may an option be exercised more than 10 years after the date it is granted. The option may be exercised only to the extent that the optionee was entitled to exercise it at the date of termination (unless the optionee was an officer or director of the Company and the option agreement provides that the option will vest in full upon such death or disability). However, a person whose employment is terminated due to his or her disability must exercise an option that is designated as an incentive stock option within one year following the termination of employment in order to receive incentive stock option treatment.

Adjustments or Changes in Stock
-------------------------------

Subject to any required action by the stockholders of the Company, the number of shares of common stock covered by each outstanding option and the number of shares of common stock which have been authorized for issuance under the Plan but as to which no options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an option, as well as the price per share of common stock covered by each such outstanding option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be make with respect to, the number or price of shares of common stock subject to an Option.

In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an optionee to have the right to exercise his or her option until ten (10) days prior to such transaction as to all of the optioned stock covered thereby, including shares as to which the option would not otherwise be exercisable. To the extent it has not been previously exercised, an option will terminate immediately prior to the consummation of such proposed action.

In the event of a merger of the Company with or into another corporation where the Company is not the successor corporation, or the sale of substantially all of the assets of the Company, each outstanding option shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the optionee shall fully vest in and have the right to exercise the option as to all of the stock covered by the option, including shares as to which it would not otherwise be vested or exercisable. If an option becomes fully vested and exercisable under the terms of the preceding sentence, the Plan administrator (the Board of Directors, unless it delegates such authority) shall notify the optionee in writing that the option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the option shall terminate upon the expiration of such period. For the purposes of this paragraph, the option shall be considered assumed if, following the merger or sale of assets, the option confers on the optionee the right to purchase or receive, for each share covered by the option, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of common stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its parent, the Plan administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the option, for each share stock covered by the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of common stock in the merger or sale of assets.

Additional Terms
----------------

The Plan will terminate by its terms on December 16, 2007.

The Plan may also be terminated at any time, or from time to time may be modified, amended or suspended, by the Board of Directors. Shareholder approval of any amendment must be obtained when necessary to comply with the Internal Revenue Code provisions applicable to Incentive Stock Options, Section 16(b) of the Securities Exchange Act of 1934, as amended (which does not at this time apply to the Company but which may apply in the future if the Company has over 500 shareholders), or other applicable laws.

The proceeds from the sale of common stock pursuant to the exercise of options will be used for the Company's general corporate purposes.

Benefits Under the Plan
-----------------------

The Board has not yet determined the number of options to be granted to any of the executive officers, directors or employees of the Company or the Bank, or to any of these groups of individuals.

Required Approval
-----------------

The favorable vote of a majority of the Company's outstanding shares present or represented at the meeting is required for approval of the adoption of the Plan, as amended by Amendment No. 1. The Board of Directors recommends that the shareholders vote FOR the adoption of the Plan, as amended, and, if the enclosed proxy is executed and returned, it will be voted in favor of such adoption, unless otherwise indicated.


                      INDEPENDENT PUBLIC ACCOUNTANTS

The Corporation engaged Coopers & Lybrand L.L.P. to serve as the independent public accountant for the Corporation for 1996 and 1997. It is expected that Coopers & Lybrand L.L.P. will continue to serve as independent accountants for 1998. Representatives of Coopers & Lybrand L.L.P. will not be present at the annual meeting.


                              OTHER BUSINESS

If any other matters come before the meeting, not referred to in this Proxy Statement, including matters incident to the conduct of the meeting, the proxy holders will vote the shares represented by proxies in accordance with their best judgment. Management is not aware of any other business to come before the meeting and, as of the date of the preparation of this Proxy Statement, no shareholder has submitted to management any proposal to be acted upon at the meeting.